EXHIBIT 5.1


                               September 18, 1998



Board of Directors
Western Power & Equipment Corp.
4601 NE 77th Street, Suite 200
Vancouver, Washington, 98662

     We have acted as counsel for Western Power & Equipment Corp., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,650,000 shares of common stock, par value $.001 per share (the "Shares") of the Company issuable in connection with the Company's 1995 Employee Stock Option Plan and the Company's Second Amended and Restated 1995 Stock Option Plan For Non-Employee Directors (collectively, the "Plans"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware; and

     2. The Shares have been duly authorized and, when issued pursuant to the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       STOEL RIVES LLP